Exhibit 10.2

PG&E Corporation
Management Retention Program

1.         Purpose and Term

This Management Retention Program (the "Program"), effective as of April 6, 2001 (the "Filing Date"), is intended to enable PG&E Corporation (the "Company") to retain quality employees who are critical to the Company's efforts to achieve a successful reorganization of Pacific Gas and Electric Company following the commencement of a case under Chapter 11 of Title 11 of the United States Code. The Program will provide financial incentives to eligible employees of the Company to continue their employment with the Company through the Payment Dates (defined below).

2.          Administration

The Plan Administrator shall be the Senior Vice President of Human Resources for PG&E Corporation or his designee who shall manage, operate, and administer the Program for all participants. The Plan Administrator may, in his sole discretion, delegate responsibility to an individual or individuals to handle the day-to-day affairs of the Program. The Plan Administrator is empowered to effectuate the purposes and terms of the Program as set forth herein and is authorized to perform certain duties, including, but not limited to:

           (a)      the establishment and implementation of rules for the management, operation                      and administration of the Program;

           (b)      the determination of the eligibility of employees of the Company for benefits                      under the Program;

           (c)      the correction of any defect or omission and the reconciliation of any                       inconsistency in the Program in such manner and to such extent as it shall                      deem appropriate, in its sole discretion; and

           (d)      the interpretation of the Program in good faith to the fullest extent permitted                      by law, which interpretation shall be final and conclusive upon all persons.

3.        Eligible Employees

The employees who are eligible to participate in the Program are set forth on Schedule A hereto. The employees who are eligible to participate in the Program shall be designated by the Plan Administrator (each employee eligible to participate in the Program is hereinafter referred to as a "Participant").

4.         Notice of Participation

Each Participant shall be notified in writing of his or her eligibility to participate in the Program, subject to all of the conditions specified in the Program and such notice being satisfied. Such notice shall indicate the amount of award for which the Participant is eligible and any additional terms and conditions as the Nominating and Compensation Committee, in its sole and absolute discretion, may determine.

5.         Retention Award

The amount of the retention award (the "Retention Award") shall vary from 25% to 100% of a Participant's base salary as of the Filing Date as set forth on Schedule A hereto.

6.        Vesting and Payment of Retention Award

Subject to satisfying the terms of the Program, a Participant's Retention Award shall vest, and be payable, in two installments.

For Tier I Participants, the first installment of one-third of the Retention Award shall be payable as soon as reasonably practicable following the filing of a Chapter 11 plan filed by the Company, provided such filing is made prior to January 1, 2002. The second installment of the remaining two-thirds of the Retention Award shall be payable as soon as reasonably practicable following the confirmation of a Chapter 11 plan.

For Tier II Participants with less than two years of credited service with the Company as of the Filing Date, the first installment of one-third of the Retention Award shall be payable on the earlier of the next business day after the one-year anniversary of the Filing Date or as soon as reasonably practicable following the filing of a Chapter 11 Plan filed by the Company. The second installment of the remaining two-thirds of the Retention Award shall be payable on earlier of the next business day after the two-year anniversary of the Filing Date or as soon as reasonably practicable following the confirmation of a Chapter 11 plan.

For all other Participants, the first installment of one-half of the Retention Award shall be payable on the earlier of next business day after the one-year anniversary of the Filing Date or as soon as reasonably practicable following the filing of a Chapter 11 Plan filed by the Company. The second installment of the remaining one-half of the Retention Award shall be payable on the earlier of the next business day after the two-year anniversary of the Filing Date or as soon as reasonably practicable following the confirmation of a Chapter 11 plan.

Notwithstanding the foregoing, if the bankruptcy court confirms a Chapter 11 plan filed by the Company prior to the payment of any installment, that installment as well as any remaining installments shall be payable as soon as reasonably practicable following such confirmation.

7.         Termination of Participation

A Participant's participation in the Program shall automatically terminate, without notice to or consent of such Participant, upon the first to occur of any one of the following events with respect to such Participant:

           (a)       voluntary termination, or termination of employment and ineligible for                        rehire; and

           (b)        the Participant's retirement (as determined under the applicable Company                        retirement program in which the Participant participates).

8.         Proration of Participation

A Participant's participation in the Program will be prorated to the date of termination for any terminating event other than those identified in Section 7 (for example, a Participant's death). However, if the termination occurs prior to the payment of the first installment, only that installment will be used as basis for the prorated Retention Award.

9.         Binding Authority

The decisions of the Plan Administrator or his duly authorized delegate shall be final and conclusive for all purposes of the Program, and shall not be subject to any appeal or review.

10.       No Property Interest

The Program is unfunded and all liabilities hereunder shall be unsecured obligations of the Company.

11.      Other Rights

The Program shall not affect or impair the rights or obligations of the Company or its subsidiaries or a Participant under any other written contract, arrangement, or pension, profit sharing or other compensation program, and all amounts payable under the Program shall be characterized as special bonuses and not as additional salary for purposes of such other contracts, arrangements or programs.

12.       Amendment or Termination

The Company may amend, alter, suspend or terminate the Program at any time, retroactively or otherwise; provided, however, unless otherwise required by law or specifically provided herein, no such amendment, alteration, suspension or termination shall be made that would materially impair the previously vested rights of any Participant without his or her written consent.

13.       Severability

If any term or condition of the Program shall be invalid, illegal or unenforceable, the remainder of the Program, with the exception of such invalid, illegal or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

14.      No Employment Rights

Neither the establishment nor the terms of the Program shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any Participant, or otherwise deal with any Participant to the same extent as though the Program had not been adopted.

15.      Transferability of Rights

The Company shall have the unrestricted right to transfer its obligations under the Program with respect to one or more Participants to any person, including any purchaser of all or any part of the Company's business. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Retention Award not previously paid.

16.      Withholding

The payment of the Retention Award shall be subject to all applicable withholding taxes and deductions.

17.      Governing Law

The Program shall be construed, administered, and enforced according to the laws of the State of California, without regard to conflict of law principals.

Adopted pursuant to the delegation contained in the Minutes of the Nominating and Compensation Committee of PG&E Corporation and the Board of Directors of Pacific Gas and Electric Company dated December 20, 2000.

       Robert D. Glynn, Jr.
By: _________________________________
       Robert D. Glynn, Jr.
       Chairman of the Board
       PG&E Corporation

Schedule A
Participants and Retention Awards
Participant Grouping	Types of Employees	Total Number of Employees	Total Number of Partipants	Retention Award (percent of base salary)
Tier I	Senior Officers in Bands 1-3	4	4 (100% of employees)	100%
Tier II	Officers in Bands 4-6	9	9 (100% of employees)	100%
Tier III	Directors and Key Attorneys	40	21 (50% of employees)	50-75%
Tier IV	Managers and Other Attorneys	45	11 (25% of employees)	25-50%

Total Participants: 44

Total Awards: $6.2M

Average Award: $140K